EXHIBIT(9)(b)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP Letterhead]

April 14, 2006

Board of Directors

Transamerica Financial Life Insurance Company

Separate Account VA QNY

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA QNY

Flexible Premium Variable Annuity - E

File No. 333-110048/811-07793

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 3 to the Registration Statement to Form N-4 (file No. 333-110048) of the Separate Account VA QNY filed by Transamerica Financial Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ FREDERICK R. BELLAMY
Frederick R. Bellamy, Esq.